Exhibit 3.3

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
NEPTUNE INSURANCE HOLDINGS INC.

Neptune Insurance Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

(A) The name of this Corporation is Neptune Insurance Holdings Inc. Its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 20, 2025. The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on April 10, 2025 (the “First Amended and Restated Certificate”).

(B) This second amended and restated certificate of incorporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of this Corporation and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of the stockholders of this Corporation having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

(C) The text of the First Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

Article I

The name of this Corporation is Neptune Insurance Holdings Inc.

Article II

The address of the Corporation’s registered office in the State of Delaware is 8 The Green Ste R, in the city of Dover, county of Kent, 19901. The name of its registered agent at such address is Resident Agents Inc.

Article III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV

Section 4.1 Total Authorized

4.1.1 The total number of shares of all classes of stock that the Corporation has authority to issue is          shares, consisting of (i)          shares of common stock, par value $0.00001 per share (the “Common Stock”),           shares of which are designated as Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”) and          shares of which are designated as Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock”), and (ii)            shares of Preferred Stock, par value $0.00001 per share (the “Preferred Stock”).

4.1.2 Immediately upon the effectiveness of this Second Amended and Restated Certificate for filing by the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one (1) share of Class A Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall from and after the Effective Time be deemed to represent shares of Class A Common Stock, without the need for surrender or exchange thereof.

4.1.3 The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.

Section 4.2 Preferred Stock

4.2.1 The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional, or other rights (and the qualifications, limitations, or restrictions thereof) of the shares of each such series, and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

4.2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed, and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences, and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights, and conversion rights, senior to, junior to, or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

Section 4.3 Rights of Class A Common Stock and Class B Common Stock.

4.3.1 Except as otherwise provided in this Second Amended and Restated Certificate or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, or winding up of the Corporation), share ratably, and be identical in all respects and as to all matters.

4.3.2 Except as otherwise expressly provided by this Second Amended and Restated Certificate or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder as of the applicable record date.

4.3.3 Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically, and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

4.3.4 Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined, or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined, or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock on the record date for such subdivision, combination, or reclassification; provided, however, that shares of one such class may be subdivided, combined, or reclassified in a different or disproportionate manner if such subdivision, combination, or reclassification is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

4.3.5 Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

4.3.6 In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation, or other transaction if (a) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (b) such merger, consolidation, or other transaction is approved by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

Article V

Section 5.1 Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction and the certificate or certificates therefor (if any), duly endorsed, to the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation or, if the notice of conversion specifies a different future effective time, including a time determined by the happening of a future event, such conversion shall be deemed to have occurred at such time, or on the happening of such event, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such time.

Section 5.2 Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date. After the Final Conversion Date, the reissuance of all shares of Class B Common Stock shall be prohibited, and any shares of Class B Common Stock issued prior to the Final Conversion Date shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby.

Section 5.3 The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Second Amended and Restated Certificate or the Bylaws, relating to the administration of the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer of Class B Common Stock that is not a Permitted Transfer has occurred, the Corporation shall promptly notify the purported transferor initiating such Transfer in writing and may request that such purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred. The transferor will have ten (10) days from receipt of such notice to either (i) furnish sufficient (as determined in good faith by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that the Transfer was a Permitted Transfer, or (ii) unwind or otherwise reverse the Transfer so that ownership of such shares is restored to the transferor or a Permitted Transferee. If (1) after the expiration of such ten (10)-day period, the Corporation determines in good faith that neither condition (i) nor (ii) has been satisfied, or (2) at any time, the transferor notifies the Corporation that a Transfer is not a Permitted Transfer, then any such shares of Class B Common Stock, to the extent not previously converted, will automatically and immediately, without further action by the Corporation or the holder thereof, convert into an equal number of fully paid and nonassessable shares of Class A Common Stock, effective as of the time of such Transfer, and such conversion shall be registered on the books and records of the Corporation.

Section 5.4 In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

Section 5.5 The Corporation shall not (by amendment, merger, consolidation, or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Class B Common Stock, voting as a single class, amend, alter, repeal, or waive this Article V; provided, however, that from and after the Final Conversion Date, this Article V may be amended, altered, repealed, or waived in accordance with Article XIII.

Section 5.6 Certain Definitions.

“Disability” shall mean, with respect to Founder, the permanent and total disability of Founder such that Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of at least 12 months as determined by a licensed medical practitioner jointly selected by a majority of the independent directors of the Board and Founder. If Founder is incapable of selecting a licensed medical practitioner, then Founder’s spouse shall make the selection on behalf of Founder, or in the absence or incapacity of Founder’s spouse, Founder’s adult children by majority vote shall make the selection on behalf of Founder, or in the absence of adult children of Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by Founder and which holds in the aggregate more shares of all classes of capital stock of the Corporation than any other revocable living trust created by Founder shall make the selection on behalf of Founder, or in the absence of any such successor trustee, the legal guardian or conservator of the estate of Founder shall make the selection on behalf of Founder.

“Family Member” shall mean, with respect to a natural person, the spouse, domestic partner or spousal equivalent, parents, grandparents, lineal descendants, siblings, and lineal descendants of siblings of such natural person. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority. Family Member shall further include any other of such natural person’s family members as defined in Rule 701 of the Securities Act.

“Final Conversion Date” shall mean the earliest of:

(i)	12 months following the death or Disability of Founder; or

(ii)	upon the first trading day on or after such date that the outstanding shares of Class B Common Stock represent less than % of the aggregate shares of the then-outstanding Class A Common Stock and Class B Common Stock;

provided that, the Final Conversion Date may be extended to a date that is up to 18 months after the date contemplated by the foregoing clause (i) or (ii), as applicable, upon affirmative approval of a majority of the independent directors then serving on the Board.

“Founder” shall mean Trevor Burgess.

“Founder’s Estate” shall mean the estate of Founder or any Family Member thereof, so long as a Permitted Holder retains sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such estate.

“Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Permitted Entity” shall mean a corporation, partnership, or limited liability company owned or controlled, directly or indirectly, by Founder or his Permitted Transferees, in each case, so long as a Permitted Holder retains sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, or limited liability company.

“Permitted Foundation” shall mean any charitable organization, private foundation, supporting organization, donor advised or donor directed fund, or any other charitable fund or similar entity that is tax-exempt under Section 501(c)(3) of the Code, which is established by Founder, so long as a Permitted Holder retains sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such organization.

“Permitted Holder” shall mean Founder, his Family Members, or a trustee of a Permitted Trust described in clause (i), (iii), or (iv) of the definition thereof.

“Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “Code”), or a pension, profit sharing, stock bonus, or other type of plan or trust of which Founder or his Permitted Transferees are participants or beneficiaries and which satisfies the requirements for qualification under Section 401 of the Code, so long as a Permitted Holder retains sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such Individual Retirement Account.

“Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock by Founder or any Permitted Transferee to: (i) a Family Member of Founder, (ii) a Permitted Entity, (iii) a Permitted Foundation, (iv) a Permitted IRA, (v) a Permitted Trust, or (vi) Founder’s Estate.

“Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

“Permitted Trust” shall mean with respect to Founder: (i) a trust for the benefit of Founder, provided Founder or his Permitted Transferees do not receive consideration in exchange for the Transfer (other than as a settlor or beneficiary of such trust); (ii) a trust for the benefit of persons other than Founder, provided Founder or his Permitted Transferees do not receive consideration in exchange for the Transfer (other than as a settlor or beneficiary of such trust); (iii) a trust under the terms of which Founder or his Family Members have retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Code and/or a reversionary interest; or (iv) any revocable or irrevocable trust for the primary benefit of Founder or one or more of Founder’s Family Members or the spouses of such Family Members, in each case, so long as a Permitted Holder retains sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation, or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5.5:

(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement, or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the SEC or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time, and (iii) does not involve any payment of cash, securities, property, or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c) entering into a voting trust, agreement, or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(d) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or

(e) in connection with a merger or consolidation of the Corporation with or into any other entity that has been approved by the Board, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation that has been approved by the Board, the entering into a support, voting, tender, or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by an entity that is a Permitted Trust, Permitted IRA, Permitted Entity, or Permitted Foundation, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity, or Permitted Foundation or if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such entity or Parent of such entity.

“Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement, or otherwise.

“Voting Threshold Date” shall mean the first date falling after 11:59 p.m. (Eastern Time) on the date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then outstanding shares of the Corporation then entitled to vote generally in the election of directors.

Section 5.7 In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

Section 5.8 Notwithstanding anything to the contrary in Section 5.1 or Section 5.2, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Section 5.1 or Section 5.2 occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such share of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Second Amended and Restated Certificate, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution in respect of such share of Class B Common Stock shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.

Section 5.9 The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

Article VI

Section 6.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation pursuant to applicable law.

Section 6.2 Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Second Amended and Restated Certificate, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 6.3 Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II, and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act relating to the offer and sale of Common Stock to the public (the “Initial Public Offering Closing”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Initial Public Offering Closing, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Initial Public Offering Closing. At each annual meeting of stockholders following the Initial Public Offering Closing, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

Section 6.4 Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification, or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.

Section 6.5 Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum and even if by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification, or removal.

Section 6.6 Election of directors need not be by written ballot unless the Bylaws shall so provide.

Article VII

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any amendment or repeal of this Article VII, or the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such amendment or repeal or adoption of such inconsistent provision.

Article VIII

Notwithstanding any other provision of this Second Amended and Restated Certificate or the Bylaws, prior to the Voting Threshold Date, the Corporation elects not to be governed by Section 203 of the DGCL.

Article IX

The Board shall have the power to adopt, amend, or repeal the Bylaws. Any adoption, amendment, or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend, or repeal the Bylaws. Prior to the Voting Threshold Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Preferred Stock issued pursuant to a Certificate of Designation), such adoption, amendment, or repeal of the Bylaws by the stockholders shall require the affirmative vote of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Voting Threshold Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Preferred Stock issued pursuant to a Certificate of Designation), such adoption, amendment, or repeal of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article X

Section 10.1 Subject to the rights of any series of Preferred Stock then outstanding, from and after the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Prior to the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation at a meeting may be effected by consent in writing, by remote communication or electronic transmission of such stockholders in compliance with Section 228 of the DGCL, without prior notice and without a vote, if such consent or consents, setting forth the action so taken, are: (i) signed by the holders of the outstanding shares of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then outstanding and entitled to vote thereon were present and voted, and (ii) delivered to the Corporation in accordance with applicable law.

Section 10.2 Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, or the Board acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 10.3 Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

Article XI

Section 11.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, to the fullest extent permitted by law, shall be the sole and exclusive forum for: (a) any derivative action, suit, or proceeding brought on behalf of the Corporation; (b) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any action asserting a claim for aiding and abetting any such breach of fiduciary duty; (c) any action, suit, or proceeding asserting a claim against the Corporation or any current or former director, officer, or employee of the Corporation arising out of or pursuant to, or seeking to enforce any right, obligation, or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, this Second Amended and Restated Certificate, or the Bylaws (as each may be amended from time to time); (d) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (e) any action, suit, or proceeding asserting a claim against the Corporation or any current or former director, officer, or employee of the Corporation governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. If any action, suit, or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action, suit, or proceeding brought in any such court to enforce the provisions of the preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This Section 11.1 shall not apply to actions, suits, or proceedings brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its directors and officers, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying such offering.

Section 11.3 Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Section 11.4 Failure to enforce the foregoing provisions of this Article XI would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

Article XII

Section 12.1 If any provision of this Second Amended and Restated Certificate shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Second Amended and Restated Certificate (including without limitation, all portions of any section of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall remain in full force and effect.

Article XIII

Section 13.1 The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Certificate of Designation), and subject to Section 4.2, from and after the Voting Threshold Date, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with this Article XIII or Section 4.1.3 and Section 4.2, Article V, Article VI, Article VII, Article IX, Article X, Article XI, or Article XII (the “Specified Provisions”); provided, further, if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with, the Specified Provisions.

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IN WITNESS WHEREOF, Neptune Insurance Holdings Inc. has caused this Second Amended and Restated Certificate to be signed by Trevor Burgess, a duly authorized officer of the Corporation, on this [___][th] day of [____________], 2025.

Trevor Burgess Chief Executive Officer